================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CROWN VANTAGE INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                                         300 Lakeside Drive
                                                         Oakland, CA 94612-3592
                                                         (510) 874-3400
                                                         (800) 421-8289



March 25, 1999                                           [LOGO]


Dear Shareholder:

  I cordially invite you to the fourth Annual Meeting of Shareholders of Crown Vantage Inc. The meeting will be held at 11:00 a.m. on Wednesday, April 28, 1999, at the Kaiser Center Auditorium, which is on the second floor at 300 Lakeside Drive in Oakland, California.

  A Notice of Annual Meeting and a Proxy Statement covering the formal business of the meeting are enclosed, along with the Company's Annual Report to Shareholders for 1998. During the meeting, I will provide a review of our operations and the outlook for the future.

  It is important to your Company that your shares be represented at the meeting, whether or not you expect to attend. Please promptly sign, date and return the proxy card in the accompanying postage-paid envelope. This year you also may choose to vote by telephone or on the Internet.

                                        Sincerely,

                                        /s/ ROBERT A. OLAH

                                        Robert A. Olah
                                        President and
                                        Chief Executive Officer

                              CROWN VANTAGE INC.

                   Notice of Annual Meeting of Shareholders
                         to be held on April 28, 1999

TO THE SHAREHOLDERS OF
CROWN VANTAGE INC.

     Notice is hereby given that the Annual Meeting of Shareholders of Crown Vantage Inc. (the "Company") will be held at 11:00 a.m., local time, on Wednesday, April 28, 1999, at Kaiser Center Auditorium, 2nd Floor, 300 Lakeside Drive, Oakland, California, for the following purposes:

     1. To elect a Board of Directors consisting of six (6) persons to serve for the ensuing year; and

     2. To transact such other business as may properly come before the meeting.

     The close of business on March 16, 1999, has been fixed as the record date to determine the shareholders entitled to vote at the Annual Meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the enclosed proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 27, 1998, is being mailed to you with this Notice and the Proxy Statement.

     You are cordially invited to attend the meeting.

                                            By order of the Board of Directors

                                            /S/ CHRISTOPHER M. MCLAIN

March 25, 1999                              Christopher M. McLain
                                            Secretary

                              CROWN VANTAGE INC.
                              300 LAKESIDE DRIVE
                           OAKLAND, CALIFORNIA 94612

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1999

  This Proxy Statement, which is being mailed to shareholders on or about March 26, 1999, is furnished in connection with the solicitation by the Board of Directors (the "Board") of Crown Vantage Inc. ("Crown Vantage" or the "Company") of proxies in the form accompanying this Proxy Statement to be voted at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on Wednesday, April 28, 1999 at Kaiser Center Auditorium, 2nd Floor, 300 Lakeside Drive, Oakland, California, and any adjournment thereof (the "Meeting").


  The cost of solicitation of proxies will be borne by the Company.
Solicitation will be made initially by mail; however, the Directors, officers and employees of the Company and its subsidiaries may, without additional compensation, solicit proxies by telephone, facsimile or personal interview.
The Company has engaged Georgeson & Co. to solicit proxies from brokers, banks and other institutional holders at an estimated fee of approximately $7,500 plus reimbursable expenses.

  Any proxy given pursuant to this solicitation may be revoked by the filing with and receipt by the Secretary of the Company of a written revocation or duly executed proxy bearing a later date and does not preclude the shareholder from voting in person at the Meeting. The persons named in the form of proxy solicited by the Board will vote all proxies that have been properly executed. If a shareholder specifies on such proxy a choice with respect to the proposal to be acted upon, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted FOR the election of the nominees for Directors named herein.

  Certain information below refers to a spin-off (the "Spin-Off") in which all of the Company's outstanding shares were distributed (the "Distribution") ratably on August 25, 1995, to the holders of record on that date of the common stock of Fort James Corporation (formerly known as James River Corporation of Virginia) ("Fort James" or "James River"). Prior to the Spin-Off, the Company was a wholly owned subsidiary of Fort James.


                               VOTING SECURITIES

  The only class of voting stock is the Company's common stock, no par value ("Common Stock"). Holders of record of the Common Stock at the close of business on March 16, 1999, (the "Record Date") will be entitled to receive notice of, and to vote at, the Meeting and any adjournment thereof. As of the Record Date, there were 10,356,758 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented to the shareholders.

  Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. Shares for which the holder has elected to abstain or has withheld authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the outcome of the vote on such matter. A "broker non-vote" is a vote withheld by a broker on a particular matter in accordance with stock exchange regulations because the broker has not received instructions from the customer for whose account the shares are held. With respect to matters submitted to shareholders, an action is approved if the votes cast in favor of it exceed the votes opposing it, except that with respect to Proposal 1 (Election of Directors), the six nominees receiving the greatest number of votes cast for the election of Directors will be elected.

                            PRINCIPAL SHAREHOLDERS

  The following table lists shareholders who are known by the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock as of December 31, 1998.

                                                                         NUMBER OF
                                                                           SHARES                PERCENT
                         NAME AND ADDRESS                               BENEFICIALLY                OF
                       OF BENEFICIAL OWNER                                 OWNED                CLASS /(1)/
                       -------------------                        ------------------------  ------------------
                       Plantagenet Capital Management LLC                 801,000  /(2)/            7.73%
                       220 Sansome Street, Suite 460
                       San Francisco, CA  94104

                       R.B. Haave Associates, Inc.
                       36 Grove Street                                    780,000  /(3)/            7.53%
                       New Canaan, Connecticut 06840

                       Crown Vantage Inc.                               2,673,570  /(4)/           25.81%
                          Vantage Investment Plan
                       c/o The Vanguard Group
                       P.O. Box 2900
                       Valley Forge, PA  19482

______________________
(1) Percentage calculations are based on shares outstanding as of the Record Date as adjusted under rules of the Securities and Exchange Commission.

(2) As reported on a Schedule 13D dated February 23, 1999 Plantagenet Capital Management LLC had shared voting power, and shared dispositive power, over 801,000 shares.

(3) As reported on a Schedule 13G dated February 15, 1999, R.B. Haave Associates, Inc. had sole voting power, and sole dispositive power, over 780,000 shares.

(4) As reported on March 10, 1999, The Vanguard Group, as Trustee for the Crown Vantage Inc. - Vantage Investment Plan ("Vantage Investment Plan"), had shared voting and dispositive power as to 2,673,570 shares of the Common Stock, which shares were held for the exclusive benefit of participants and beneficiaries in the Vantage Investment Plan pursuant to the terms of the Plan and the Plan Trust Agreement.


                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

     Although the Company anticipates that all of the nominees will be able to serve, if at the time of the Meeting any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other person or persons as the Board may designate.

   The following table sets forth the names, ages and principal occupations of the nominees for Director, together with certain other information.



                                    DIRECTOR
NAME                     Age         SINCE      Principal Occupation and Other Information
--------------------  ----------  ------------  ------------------------------------------
George B. James          61         1995        Chairman of the Company's Board (non-executive) since February
                                                1999.  Now retired.  Formerly served as Senior Vice President and
                                                Chief Financial Officer of Levi Strauss & Co., San Francisco,
                                                California.

Robert A. Olah           49         1998        President and Chief Executive Officer, and a director of the
                                                Company since September 1998.  Previously served as President and
                                                Chief Operating Officer since December 1997.  Had served as a
                                                Senior Vice President since the Company began operations in
                                                August 1995.

E. Lee Showalter         62         1995        Forest products industry consultant since 1995.  Previously served as Senior Vice President, Fiber Business of James River,
                                                March 1994 to December 1995.  From November 1992 to March 1994,
                                                served as Senior Vice President, Strategic Services of James
                                                River.  From June 1987 to November 1992, served as Senior Vice
                                                President, Corporate Development for James River.

William D. Walsh         68         1996        Chairman of Sequoia Associates, LLC, Menlo Park, California.
                                                Serves as a Director of Consolidated Freightways Corp. (Chairman
                                                of the Board), Menlo Park, California; URS Corporation, San
                                                Francisco, California; Newcourt Credit Corp., Toronto, Ontario,
                                                Canada; and UNOVA, Beverly Hills, California.

James S. Watkinson       71         1995        Chairman and formerly Chief Executive Officer of Morton G.
                                                Thalhimer, Inc., Richmond, Virginia.

Donna L. Weaver          55         1995        Chairman and founder of Weaver, Field & London, Inc., San
                                                Francisco, California.  Serves as a Director of Hancock Fabrics,
                                                Inc., Tupelo, Mississippi, and Ross Stores, Inc., Newark,
                                                California.


          COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists the number of shares of Common Stock that are owned beneficially by each Director, the Executive Officers named in the "Summary Compensation Table" below, and all Directors and Executive Officers as a group, as of the Record Date, according to data furnished by the persons named. Messrs. Leopold and Piemont will not be standing for reelection as members of the Board of Directors at the 1999 meeting.

                                                                               Number of Shares
     NAME                                                                    Beneficially Owned(1)
     ---------------------                                           ----------------------------------
     DIRECTORS:
     George B. James                                                            33,688 /(2)//(3)//(4)/
     Ernest S. Leopold                                                         176,385 /(4)//(6)/
     Robert A. Olah                                                             57,152  /(6)//(7)/
     Joseph T. Piemont                                                          15,180  /(2)//(3)/
     E. Lee Showalter                                                           34,825  /(2)//(5)/
     William D. Walsh                                                           42,079  /(2)/
     James S. Watkinson                                                         32,500  /(2)/
     Donna L. Weaver                                                            39,338  /(2)//(3)/

     OTHER NAMED EXECUTIVE OFFICERS:
     C. Neil Henderson                                                          45,163  /(6)//(7)/
     Christopher M. McLain                                                      54,816  /(4)//(6)//(7)/
     R. Neil Stuart                                                             43,872  /(6)//(7)/
     Antoinette S. Gabriel                                                      39,014  /(6)//(7)/
     All Directors and Executive Officers and former
     Executive Officers as a group (15 persons)                                648,186

_________________________________
(1) Represents shares directly held as of the Record Date and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares owned by each Director or Executive Officer represents less than 1% (except that Mr. Leopold held 1.70% of such shares) and, as to all Directors and Executive Officers as a group, represents 6.26% of the outstanding shares of Common Stock.

(2) Includes, as to each non-employee Director, 6,000 shares (except 4,000 shares as to Mr. Walsh) that may be acquired upon the exercise of Director's stock options, all of which are currently exercisable. Includes deferred restricted stock awards to non-employee Directors that vest at various times, as follows: Mr. James, 191 shares; Mr. Piemont, 3,553 shares; Mr. Showalter, 21,338 shares; Mr. Walsh, 13,862 shares; and Mr. Watkinson, 12,720 shares. These shares are considered outstanding for purposes of calculating each Director's percentage ownership.

(3) Includes restricted stock awards to non-employee Directors that vest in less than 12 months, and as to which the Director has the right to vote the shares, as follows: Mr. James, 5,567 shares; Mr. Piemont, 1,855 shares; and Ms. Weaver, 12,247 shares.

(4) Includes shares held by family trusts as to which the following named Directors or Executive Officers and their spouses have shared voting and investment power: Mr. James, 12,000 shares; Mr. Leopold, 5,856 shares; and Mr. McLain, 11,071 shares.

(5) Excludes 1,404 shares held by Mr. Showalter's wife, as to which he has no voting or investment power and as to which he disclaims beneficial ownership, and includes 970 shares held in an Individual Retirement Account.

(6) Includes restricted stock awards to Executive Officers that vest at various times, all within four years, and as to which the officer has the right to vote the shares, as follows: Ms. Gabriel, 12,575 shares; Mr. Henderson, 11,383 shares; Mr. McLain, 13,257 shares; Mr. Olah, 14,088 shares; Mr. Stuart, 11,753 shares; and all Directors and Executive Officers as a group, 161,503 shares. Also includes shares issuable upon exercise of stock options exercisable prior to or within 60 days after the Record Date, as follows: Ms. Gabriel, 16,880 shares; Mr. Henderson, 21,810 shares; Mr. Leopold, 105,275 shares; Mr. McLain, 27,975 shares; Mr. Olah, 29,280 shares; and Mr. Stuart, 24,181 shares. Excludes the May 5, 1998 deferred stock awards that vest upon meeting certain Company stock price performance criteria and as to which the officer has no voting rights prior to such vesting (see "Option/SAR Grants in 1998").

(7) Includes shares held under the Vantage Investment Plan on December 31, 1998, and as to which the participant has shared voting and investment power, as follows: Ms. Gabriel, 3,474 shares; Mr. Henderson, 3,974 shares (Crown Vantage UK Share Accumulation Plan); Mr. McLain, 2,173 shares; Mr. Olah, 5,616 shares; Mr. Stuart, 1,419 shares; and all Directors and Executive Officers as a group, 24,399 shares.


                      CERTAIN INFORMATION CONCERNING THE
                     BOARD OF DIRECTORS AND ITS COMMITTEES

COMMITTEES OF THE BOARD

  The Board has established an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee and a Safety, Environmental and Legal Committee.

  The Executive Committee of the Board consists of Messrs. James (Committee Chairman), Leopold, Olah, Showalter and Walsh. The Executive Committee exercises the power and authority of the Board as may be necessary during intervals between meetings of the Board, subject to such limitations as are provided by law, the Company's Articles of Incorporation, Bylaws or resolutions of the Board.

  The Audit Committee of the Board, whose members are Ms. Weaver (Committee Chairman) and Messrs. James, Showalter and Watkinson, consists only of Directors who are not employees of the Company ("Outside Directors"). The Audit Committee meets periodically with management, members of the Company's internal audit staff and representatives of the Company's independent auditors. The Audit Committee reviews the scope of internal and external audit activities and the results of such audits, and is responsible for making the annual recommendation to the Board of the firm of independent accountants to be retained by the Company to perform the annual audit.

  The Compensation Committee, whose members are Messrs. James (Committee Chairman), Piemont and Walsh, and Ms. Weaver, consists only of Outside Directors. The Compensation Committee is responsible for recommending the salaries and compensation programs for Executive Officers to the Board. This Committee is also responsible for administering the Company's profit sharing plan for salaried employees, its incentive stock plan and other benefit programs. None of the members of the Compensation Committee is entitled to participate in any of the Company's benefit plans other than the Stock Option Plan for Outside Directors and the Stock Award Plan for Outside Directors (as described below).

  The Nominating Committee, whose members are Messrs. Watkinson (Committee Chairman), James and Showalter, and Ms. Weaver, consists only of Outside Directors. This Committee recommends to the Board the candidates for election as Directors of the Company and members of the Board committees. The Nominating Committee also considers candidates recommended by shareholders entitled to vote for the election of Directors. Shareholder recommendations for director candidates should include the candidate's name and qualifications and may be submitted in writing to the Company's Secretary.

  The Safety, Environmental and Legal Committee, whose members are Messrs. Showalter (Committee Chairman), Piemont, Walsh and Watkinson, consists only of Outside Directors. This Committee reviews the Company's performance in its commitment to an accident-free, injury-free work environment, as well as the Company's environmental strategy, policies and performance. The Committee also periodically reviews material legal matters.

  The Board may establish other committees as it deems advisable.

ATTENDANCE AT MEETINGS

  During 1998, the Board held 12 meetings, the Compensation Committee 3 meetings, the Audit Committee 2 meetings, the Executive Committee 1 meeting, the Nominating Committee 2 meetings, and the Safety Environmental and Legal Committee 2 meetings. All Directors attended at least 75% of the meetings of the Board and the committees to which they were assigned.

COMPENSATION OF DIRECTORS

  Meeting Fees. Outside Directors receive $2,000 for attendance at each meeting of the Board, $1,000 for attendance at each meeting of a committee of the Board on which they serve, and $600 for participating in a Board or committee meeting
by telephone.    Mr. James was appointed as Vice Chairman (non-executive) in
September 1998, and as Chairman (non-executive) in February 1999. For such service, Mr. James receives an additional annual fee of $75,000 (prorated for partial year service) in lieu of any meeting fees. The Company also reimburses Outside Directors for usual and ordinary expenses of attending meetings. Directors who are employees of the Company do not receive any fees for service on the Board or its committees.

  Stock Award Plan for Outside Directors. Outside Directors participate in the Company's Stock Award Plan for Outside Directors (the "Award Plan"). For 1996 and 1995, this Plan provided that the Company would award each Outside Director on the first business day of each fiscal year that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, would as nearly as possible equal, but not exceed, $25,000. This Plan also required that a minimum of 500 shares would be awarded to each Outside Director each fiscal year.

  The Award Plan was amended for years beginning with 1997. The Award Plan provides to each Outside Director on the first business day of each fiscal year an award of that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, would as nearly as possible equal, but not exceed, $12,500. The fair market value of the stock is based on the mean of the average of the high and low trading prices of the stock for each of the ten trading days immediately preceding the award date. The minimum award is 250 shares. The Award Plan provides for annual cash compensation to Outside Directors as may be determined from time to time by the Board. The Board has set this annual cash compensation for 1998 and 1999 at $12,500, payable quarterly. Outside Directors may elect, in lieu of the annual cash compensation, to receive on the first business day of the fiscal year that number of whole shares of Common Stock that, when multiplied by the fair market value of Common Stock, shall as nearly as possible equal, but not exceed, 1.2 times the amount of annual cash compensation under this Plan. For 1999, Directors Showalter, Walsh and Weaver elected to receive 6,680 shares of Common Stock in lieu of the annual cash compensation, and Directors James, Piemont and Watkinson elected to receive payment of $12,500.

  The Award Plan reserved a total of 75,000 shares for issuance. An Outside Director who joins the Board during a Fiscal Year receives a pro rata portion of the annual award (shares and cash compensation) based on the number of days remaining in the fiscal year. Awards of stock under this Plan vest one year after the award date if the Director continues to be a member of the Board during the year following the date of the award. The award also vests if a Director retires from the Board at or after age 65, dies, or ceases to be a Director as a result of a change of control as defined in the Award Plan. Directors may sell shares awarded under the Plan after the shares have vested, subject to any applicable restrictions under securities laws. The shares may not be sold or otherwise transferred or encumbered before they vest. Outside Directors may vote and are entitled to receive dividends, if any, declared on shares issued under the Award Plan.

  A Director may elect to defer receipt of stock under the Award Plan, in which case issuance of the shares will be made after the Director ceases to be a Director or at an earlier date designated by the Director at the time of the deferral. The election to defer the receipt of shares must be made with respect to at least 40% of the shares granted under an award, is irrevocable and must be made before the award is granted. If a Director elects to defer the receipt of shares, a book account is created by the Company in the Director's name, and hypothetical shares of Common Stock are credited to the book account. Such hypothetical shares are adjusted to reflect cash and stock dividends (if any) paid with respect to Common Stock. If an Outside Director continues as a member of the Board during the entire one-year period following the date of an award, the Director is entitled to payment of the deferred shares of Common Stock as of the date designated in the Director's deferral election. If an Outside Director ceases to be an Outside Director during such one-year period (other than on account of retirement on or after attaining age 65, death, or a change of control), the Outside Director will forfeit all of the Director's interest in his book account except for the portion attributable to cash dividends declared on Common Stock during the one-year period. Payments from an Outside Director's book account are made in whole shares of Common Stock.

  Stock Option Plan for Outside Directors. Outside Directors also participate in the Company's Stock Option Plan for Outside Directors (the "Directors' Option Plan"), which has reserved 100,000 shares for issuance. Under the Directors' Option Plan, each person shall automatically receive an option to purchase 3,000 shares of Common Stock upon becoming an Outside Director. As of each April 15, each Outside Director who has been a Director for at least nine months will automatically receive an option to purchase 1,000 shares of Common Stock. The option price will be equal to the fair market value of the stock on the date of grant, which shall be based on the mean of the average of the high and low trading prices for each of the ten trading days immediately preceding the date of grant. Options are exercisable for ten years after the date of grant or for a specified period of time after the optionee ceases to be a Director. A Director may exercise options by paying cash, by tendering shares of Common Stock or by delivering an exercise notice with instructions to a broker to deliver to the Company the amount of sale or loan proceeds from an appropriate amount of the option shares to pay the exercise price.


                                 SECTION 16(A)
                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations thereunder require the Company's Directors, certain officers and holders of more than 10% of the Common Stock to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. The Company undertakes to file such forms for its Directors and officers pursuant to powers of attorney given to certain attorneys-in-fact. Such Directors, officers and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of copies of such reports received or written representations from such officers, Directors and shareholders, the Company believes that, during the fiscal year ended December 27, 1998, all Section 16(a) filing requirements applicable to such Directors, officers and shareholders were met, except that two directors filed amended reports to correct minor changes in holdings in individual retirement accounts.


                     COMPENSATION AND CERTAIN INFORMATION
                         REGARDING EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation and other information for the Company's Chief Executive Officer and each of the four other most highly compensated Executive Officers (the "named Executive Officers"), and one other individual, for 1998, 1997 and 1996.

                                                                                LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                             AWARDS
                                  --------------------------------  ----------------------------------------------
                                                                    RESTRICTED       SECURITIES
NAME AND PRINCIPAL                                          OTHER     STOCK          UNDERLYING    ALL OTHER
OCCUPATION                        YEAR   SALARY     BONUS    (1)     AWARD(S)       OPTIONS/SARS   COMPENSATION(4)
----------------------------      ----  --------   -------  -----   ----------      ------------   ---------------
                                           (6)                        (2)(3)
Robert A. Olah                    1998  $300,385       -0-                 -0-           -0-           $    8,122
President and Chief               1997  $201,000       -0-            $ 18,236        34,690  (5)      $    7,555
 Executive Officer (since         1996  $175,000       -0-            $231,543         8,250           $    5,793
 September 1998)
President and Chief
 Operating Officer
 (1997-1998)
Senior Vice President,
Packaging Papers (1995-1997)

Ernest S. Leopold                 1998  $514,423       -0-                 -0-           -0-           $1,180,470
Chairman (September 1998 to       1997  $469,231       -0-            $ 76,351        70,685  (5)      $  402,521
 February 1999)                   1996  $450,000       -0-            $783,938        34,590           $   21,308
Chairman and Chief
 Executive Officer
 (1997-1998)
President, Chairman and
 Chief Executive Officer
 (1995-1997)
Antoinette S. Gabriel             1998  $183,000       -0-                 -0-           -0-           $    7,319
Senior Vice President,            1997  $161,923       -0-            $ 18,236        18,697  (5)      $    5,270
 Chief Administrative             1996  $155,000       -0-            $185,378         6,680           $    5,828
 Officer (since August 1995)

C. Neil Henderson                 1998  $225,151   $38,946                 -0-           -0-           $   25,179
Senior Vice President,            1997  $210,325   $39,485            $ 18,236        24,053  (5)      $    6,852
 Printing & Publishing            1996  $185,942   $61,350            $231,543         8,250           $    5,167
 Papers (since August 1995)

Christopher M. McLain             1998  $227,000       -0-                 -0-           -0-           $    7,287
Senior Vice President             1997  $205,846       -0-            $ 21,075        24,212  (5)      $    7,128
& General Counsel, Secretary      1996  $200,000       -0-            $270,048         9,540           $    1,786
(served since October 1995)

R. Neil Stuart                    1998  $276,924       -0-                 -0-           -0-           $    7,518
Executive Vice President          1997  $230,385       -0-            $ 21,075        20,465  (5)      $   82,767
 and Chief Financial              1996  $129,808       -0-            $265,645        16,900                  -0-
 Officer (since September
 1998)
Senior Vice President and
 Chief Financial Officer
 (1996-1998)

____________________________

(1) None of the named Executive Officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for the periods reported.

(2) The 1996 restricted stock awards were granted to executives in January, May and August 1996 as follows: Mr. Olah, 15,000 shares (January) and 1,370 shares (August); Mr. Leopold, 50,000 shares (January, receipt deferred until 2001 or earlier retirement) and 5,750 shares (August); Ms. Gabriel, 12,000 shares (January) and 1,110 shares (August); Mr. Henderson, 15,000 shares (January) and 1,370 shares (August); Mr. McLain, 17,500 shares (January) and 1,590 shares (August); and Mr. Stuart, 15,000 shares (May) and 1,580 shares (August). Except as to deferred shares, the 1996 restricted stock awards will vest as to one-fifth of the January or May award on each anniversary date of the January or May 1996 awards, commencing January or May 1997, and as to one-third of the August award on each anniversary date of the August 1996 awards, commencing August 1997. The 1997 restricted stock awards were granted to the named executives in April 1997 as follows: Mr. Olah, 2,890 shares; Mr. Leopold, 12,100 shares (receipt deferred until 2000 or earlier retirement); Ms. Gabriel, 2,340 shares; Mr. Henderson, 2,890 shares; Mr. McLain, 3,340 shares; and Mr. Stuart, 3,340 shares. Except as to deferred shares, the 1997 restricted stock awards will vest as to one-third of the award on each anniversary date of the award, commencing April 1998. The recipients of the restricted stock awards (unless deferred) are entitled to vote the shares and receive any dividends or other distributions paid thereon.

(3) The number and value of the aggregate restricted stock award holdings (including deferrals) at December 27, 1998, for the named Executive Officers were as follows: Mr. Olah, 14,088 shares, $33,459; Mr. Leopold, 64,016 shares, $152,038; Ms. Gabriel, 12,575 shares, $29,866; Mr.
     Henderson, 11,383 shares, $27,035; Mr. McLain, 13,257 shares, $31,485; and
     Mr. Stuart 11,753 shares, $27,913. Such values were determined by the market price for the Company's Common Stock at the end of the latest fiscal year ($2.375).

(4) The amount disclosed for Mr. Leopold for 1996 includes $15,819 for the Company's portion of premiums paid in 1996 for the enhanced life insurance plan and $5,489 as the Company's contributions to the Vantage Investment Plan and Supplemental Deferral Plan. The amount for Mr. Leopold for 1997 includes (i) $373,079, which is the amount the Company paid for an annuity (including gross up for taxes) to satisfy a supplemental executive retirement plan benefit earned by Mr. Leopold, (ii) $15,806, for the Company's portion of premiums paid in 1997 for the enhanced life insurance policy, and (iii) $13,636, which represents the Company's contributions to the Vantage Investment Plan and Supplemental Deferral Plan. The amount for Mr. Leopold for 1998 includes (i) $607,644, which is the amount the Company paid for two annuities (including gross up for taxes) to satisfy supplemental executive retirement plan benefits earned by Mr. Leopold in 1997 and 1998, (ii) $13,459 for the Company's portion of premiums paid in 1998 for the enhanced life insurance policy, (iii) $15,286, which represents the Company's contributions to the Vantage Investment Plan and Supplemental Deferral Plan, (iv) $303,696 as payment due upon termination of Mr. Leopold's employment agreement with the Company, and (v) $240,385 as payment for unused vacation earned by Mr. Leopold while employed by the Company and its predecessors. The amount included for Mr. Henderson includes $4,667, $6,309 and $6,753 as the Company's contributions to the Crown Vantage UK Share Accumulation Plan in 1996, 1997 and 1998, respectively, and the Company's portion of premiums paid for private health insurance, being $500 in 1996, $543 in 1997 and $570 in 1998. The amounts included for Ms. Gabriel and Messrs. McLain, Olah and Stuart represent the Company's contributions to the Vantage Investment Plan and Supplemental Deferral Plan, and in the case of Mr. Stuart, $78,383 as reimbursement in 1997 for moving and relocation costs.

(5) This number includes the following described Substitute Options. During 1997, certain options previously granted under the Company's 1995 Incentive Stock Plan to optionees, including the named Executive Officers, that were exercisable at prices which exceeded the current market value of the stock were canceled, and options for a lesser number of shares having an exercise price of current market value were granted in substitution therefor (the "Substitute Options"). The number of shares subject to Substitute Options granted to the named Executive Officers are as follows: Mr. Olah, 11,960 shares;

     Mr. Leopold, 42,445 shares; Ms. Gabriel, 13,247 shares; Mr. Henderson, 17,323 shares; Mr. McLain, 16,422 shares; and Mr. Stuart, 12,675 shares.

(6) The amount disclosed for each of the named Executive Officers (except Mr. Henderson) reflects 27 pay periods in 1998, and 26 pay periods in each of 1997 and 1996.

SEVERANCE AND EMPLOYMENT AGREEMENTS

     SEVERANCE AGREEMENTS. The Company has entered into severance agreements with each of the Executive Officers named in the Summary Compensation Table.
The agreements provide that, if the executive is terminated other than for cause, retirement or disability within three years after a change of control of the Company or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to three times the sum of his highest actual or target annual compensation during the three years immediately preceding the change in control, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for certain excise taxes imposed with respect to payments or benefits received due to a change of control (and for any income taxes imposed with respect to such additional payment).

     EMPLOYMENT AGREEMENT WITH FORMER CEO. The Company was a party to an employment agreement with Mr. Leopold for a period ending on his 65th birthday or earlier retirement, which occurred January 31, 1999. The agreement provided Mr. Leopold with continuation of his annual base salary, incentive plans and benefits during the term of the agreement. If Mr. Leopold were terminated other than for cause, or he terminated his employment for good reason, he would be entitled to receive a lump sum severance payment equivalent to that provided in the severance agreements described above, with such payment reduced proportionately if termination was within three years of his 65th birthday.
Upon death or disability, he or his estate would have been entitled to receive a lump sum payment equivalent to one year of salary plus two times his then target bonus. If there were a change of control of the Company during the term of the agreement, Mr. Leopold would have been entitled to the same payments and terms provided in the severance agreements described above. The employment agreement was terminated by mutual agreement in September 1998, and payments were made to Mr. Leopold (see Footnote 4 to "Summary Compensation Table").

STOCK OPTION GRANTS AND HOLDINGS

     The following information concerns awards of stock options and stock appreciation rights ("SARs") to the Chief Executive Officer and the other named Executive Officers of the Company.

                           OPTION/SAR GRANTS IN 1998
                           -------------------------

       The deferred stock awards granted to the Chief Executive Officer and
       --------------------------------------------------------------------
named Executive Officers during 1998 are accounted for as SARs.
---------------------------------------------------------------

                                NUMBER OF
                               SECURITIES          % OF TOTAL
                               UNDERLYING         OPTIONS/SARS                                      POTENTIAL REALIZABLE
                                OPTIONS/           GRANTED TO         EXERCISE                         VALUE USING THE
                                  SARS            EMPLOYEES IN        PRICE PER     EXPIRATION          BLACK-SCHOLES
NAME                           GRANTED (1)         FISCAL YEAR        SHARE (2)        DATE          VALUATION MODEL (2)
--------------------------  -----------------  -------------------  -------------  -------------  -------------------------
Robert A. Olah                     70,000            11.77%              -0-             2001               -0-

Ernest S. Leopold                 119,000            20.00%              -0-             2001               -0-

Antoinette S. Gabriel              23,000             3.87%              -0-             2001               -0-

C. Neil Henderson                  23,000             3.87%              -0-             2001               -0-

Christopher M. McLain              25,000             4.20%              -0-             2001               -0-

R. Neil Stuart                     42,000             7.06%              -0-             2001               -0-


______________________
(1) Deferred stock awards granted under the 1995 Incentive Stock Plan vest at various percentages as the Company's stock sustains prices of $15, $20 and $25 per share. The deferred stock awards have a contractual life of three years. The 1995 Incentive Stock Plan provides for the acceleration of the vesting of options in certain circumstances, including a change of control or corporate change.


(2) The deferred stock awards effectively have an exercise price of $0.00. Using the Black-Scholes option valuation model on the date of grant, adjusted for subsequent stock price performance (the "vesting criteria"), results in no potential realizable value. The Company's stock was $11.375 per share when the deferred stock awards were granted. In July of 1998 the Company's stock price dramatically declined, and was trading at $2.375 per share on December 27, 1998. The other Black-Scholes assumptions were an interest rate of 5.43%, volatility of .21, expected life of three years and a dividend yield of 3%, resulting in a calculated fair value at date of grant of $10.37 per share. These amounts are not intended to forecast potential future appreciation of the Common Stock price.

                    AGGREGATED OPTION/SAR EXERCISES IN 1998
                     AND FISCAL YEAR END OPTION/SAR VALUES

      No stock options were exercised during 1998 by the Chief Executive Officer or any of the other named Executive Officers of the Company.

                                                               NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED                  IN-THE-MONEY
                               SHARES                              OPTIONS/SARS                       OPTIONS/SARS
                              ACQUIRED                            AS Of 12/27/98                   AS OF 12/27/98/(1)/
                                                        ----------------------------------  --------------------------------
                                 ON          VALUE
NAMe                          EXERCISE      REALIZED     EXERCISABLE    UNEXERCISABLE/(2)/   EXERCISABLE     UNEXERCISABLE
--------------------------  ------------  ------------  ------------   -------------------  --------------   ---------------
Robert A. Olah                    0            $0           25,036              87,904            -0-             -0-
Ernest S. Leopold                 0            $0           74,918             149,357            -0-             -0-
Antoinette S. Gabriel             0            $0           13,615              28,082            -0-             -0-
C. Neil Henderson                 0            $0           17,778              29,275            -0-             -0-
Christopher M. McLain             0            $0           25,378              33,374            -0-             -0-
R. Neil Stuart                    0            $0           21,584              50,351            -0-             -0-
--------------------------

(1) The value of unexercised in-the-money options as of December 27, 1998, is calculated as the fair market value of the Common Stock on the last day of the Company's fiscal year ($2.375 per share) minus the exercise price.

(2)  Includes 1998 deferred stock awards.


EMPLOYEE PENSION PLANS

   Under the Company's Retirement Plan for Salaried and Other Non-Bargaining Unit Employees (the "Salaried Retirement Plan"), participating employees contribute 1% of their pensionable earnings. Pensionable earnings include base salary, overtime compensation, profit sharing, bonuses and commissions. Annual benefits payable under the Plan are currently equal to the product of the participant's years of service while contributing to the Plan, up to 35 years, multiplied by the sum of 1.05% of a participant's "Final Average Pay" (the average of a participant's highest five consecutive years of pensionable earnings) plus .65% of a participant's Final Average Pay in excess of covered compensation (the average of the taxable Social Security wage bases during a participant's work lifetime, up to 35 years). A participant will be vested in the portion of benefits attributable to the Company's contributions (i) after five years of service or (ii) if the participant's contributions remain in the Plan until age 65. Participants received credit under the Salaried Retirement Plan for covered service with Fort James or its predecessors, if applicable.

   Messrs. Olah and Leopold, and Ms. Gabriel also participate in the Company's, Retirement Plan for Salaried and Other Non-Bargaining Unit Employees (the "Frozen Plan"). The executives' benefits under the Frozen Plan are the benefits that they had accrued as participants under Fort James' Retirement Plan for Salaried and Other Non-Bargaining Unit Employees prior to the Spin-Off. The executives are not entitled to accrue additional benefits under the Frozen Plan. However, the executives' service with Crown Vantage is taken into account under the Frozen Plan for purposes of determining whether they will be vested in the portion of benefits attributed to Fort James' contribution to the Plan, and the executives' eligibility to receive payment of their benefits. The amount of benefits payable to the executives from the Salaried Retirement Plan is offset by the amount of benefits payable to them from the Frozen Plan.

   Effective in 1998 under Internal Revenue Service regulations, the maximum annual benefit that may be paid to any retiree from the Salaried Retirement Plan and the Frozen Plan (if applicable), attributable to employer contributions, is $130,000. In addition, pensionable earnings over $160,000 are not taken into account for purposes of calculating Plan benefits. These limits may be increased to take into account increases in the cost of living. The Company's Supplemental Benefit Plan provides eligible individuals with the difference between the benefits they actually accrue under the Salaried Retirement Plan and accrued under the Frozen Plan (if any), and the benefits they would have accrued under such plans but for the maximum benefit and compensation limitations imposed by law. The Supplemental Benefit Plan provides an additional benefit for senior employees. These employees will receive the retirement benefit that would have been provided by the Salaried Retirement Plan, the Frozen Plan (if applicable) and the Supplemental Benefit Plan, had the employee's service with a predecessor company been taken into account, reduced by the total benefit payable to the employee from the Company's pension plans and pension plans of a predecessor company of Fort James or the Company. Participants in the Supplemental Benefit Plan are general creditors of the Company. The supplemental benefits are to be paid by the Company as the benefits become payable, except as described below.

   The Supplemental Benefit Plan provides that the accrued benefits under the Plan may be distributed at the discretion of the Company. The Company may make distributions to certain eligible individuals providing each such individual with cash or an annuity, on an after tax basis, approximating the individual's accrued benefit under the Supplemental Benefit Plan as of a specified date.

                 APPROXIMATE ANNUAL PENSION BENEFIT AT AGE 65

  FINAL AVERAGE                                              YEARS OF SERVICE
                    ----------------------------------------------------------------------------------------------------
       Pay                     10               15               20               25              30               35
  -----------------       -----------      ----------       -----------      -----------      ----------       ---------
    $    200,000           $ 32,320         $ 48,480         $ 64,640         $ 80,800         $ 96,960         $113,120
         400,000             66,320           99,480          132,640          165,800          198,960          232,120
         600,000            100,320          150,480          200,640          250,800          300,960          351,120
         800,000            134,320          201,480          268,640          335,800          402,960          470,120
       1,000,000            168,320          252,480          336,640          420,800          504,960          589,120

   The pensionable earnings of each of the named Executive Officers are not materially different from the amounts disclosed as annual compensation in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the named Executive Officers are as follows:
Robert A. Olah, 26 years; Ernest S. Leopold, 35 years; Antoinette S. Gabriel,
35 years; Christopher M. McLain, 13 years; and R. Neil Stuart, 24 years. The above table shows the approximate annual pension benefit that would be provided to salaried employees under the current benefit formula under the Salaried Retirement Plan and the Frozen Plan upon retirement at age 65, assuming that a single life annuity has been elected. The amounts in the table are not subject to reduction for Social Security or other offset amounts. The pension table includes benefits under the Supplemental Benefit Plan, some of which will be provided by the annuities purchased, if any, as described above. Mr. Henderson will receive an annual pension benefit at retirement pursuant to the Curtis Fine Papers Pension Plan.

   In addition to the benefits payable to Mr. Leopold under the pension plans described above, in 1995 Mr. Leopold received an annuity from Fort James which, on an after tax basis, approximated his accrued benefit under the Fort James Supplemental Benefit Plan as of a specified date. In 1995, the Company reimbursed Fort James $887,853 for the cost of the annuity contract. In both 1997 and 1998, the Company provided annuities to Mr. Leopold which, on an after tax basis, approximated his accrued benefit under the Crown Vantage Supplemental Benefit Plan as of a specified date (see Footnote 4 to Summary Compensation Table). These annuities will be payable by an insurance company under annuity contracts owned by Mr. Leopold.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Program

   Crown Vantage's compensation program is designed to enhance shareholder value by linking a large part of executive compensation directly to performance, which is highly correlated with stock price. The objective is to provide executives an opportunity to achieve total compensation above that of their peers over time when performance exceeds expected results. A principal focus for 1998 was to increase cash flow through superior operating results, which would provide funds to reduce debt and to complete other strategic initiatives, namely the separation of the Specialty Papers from the Company's St. Francisville, LA, pulp and paper mill. Such transaction, including the possible divestiture of the St. Francisville facility, would have significantly reduced the Company's debt but was discontinued in late July 1998. The primary components of the 1998 compensation program were base salary, a targeted annual cash bonus based mostly on the Company's excess cash flow (but including a component for attaining individual objectives) and a long-term opportunity to participate in increased shareholder value through grants of restricted stock.

______________________
(1) The material in this report and under the caption "Performance Graph" is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

Responsibilities of the Compensation Committee

   The Compensation Committee of the Board of Directors of Crown Vantage (the "Committee") is comprised solely of independent, non-employee Directors. The Committee reviews and approves incentive plans, executive benefit programs and the overall compensation structure for the Company. The Committee reviews and approves base salaries, bonuses and any other cash payments to Executive Officers and other key employees. The Committee also grants stock options and restricted stock, approves the terms of such awards and interprets incentive plans, as required. As administrator of the incentive plans, the Committee establishes the targets for performance and awards at the beginning of the Plan year, and approves payment of actual awards under the Plan.

   The Committee has engaged an executive compensation consultant since 1996 to review the compensation structure and components for appropriateness for Crown Vantage. The consultant reviewed the Company's program against other companies for competitiveness and considered the current constraints on the Company's financial position. The Committee met with the consultant without management present to discuss the program and the consultant's findings. The Committee also met without management present to discuss the Chief Executive Officer's performance against pre-established objectives and his compensation.

Elements of the Compensation Program

   The primary elements of the Company's compensation program for the current Chief Executive Officer ("CEO") and other Executive Officers of Crown Vantage are described below.

   Base Salary. Base salaries are reviewed annually by the Committee with input as to competitive practices provided by the compensation consultant, using industry and national trends. Individual salaries may be adjusted based on this information and the performance of the executive during the preceding year against pre-established goals. The objective of the Committee is to set base salaries at the median of salaries of similar positions in comparable companies.

   Annual Incentive Plans. The Profit Sharing Plan for 1998 was established to reward management both for meeting individual performance objectives and for an overall Company excess cash flow target established by the Committee prior to the Plan year. Actual awards were to be granted by the Committee based on management's performance against these targets. Such awards were the only annual incentive to be granted to management for 1998. Due to performance against cash flow targets, the Profit Sharing Plan for 1998 generated no payments of awards for 1998 company performance for any Plan participant, including the CEO and the other named executives in the Summary Compensation Table (except that Mr. Henderson received an award under a separate plan based on the Company's operations in the United Kingdom). However, awards were made to the CEO and certain of the other named executives for meeting and exceeding individual performance objectives.

   Stock Option, Deferred Stock Awards and Restricted Stock Awards. The Committee believes that stock options, deferred stock awards and grants of restricted stock are a superior incentive to motivate key employees to act in the best interests of shareholders. The Committee also feels it is important for the key managers to have the potential for a significant ownership interest in Crown Vantage. Because of the need to utilize cash to repay debt, stock options and grants of restricted stock are a key element in the Company's compensation structure. Stock options and restricted stock are the only long-term incentives that the CEO and other named Executive Officers receive.

   The Committee made deferred stock awards in 1998 under the 1995 Incentive Stock Plan that are accounted for as stock appreciation rights. The awards were based on a number of factors, including the competitive level of long-term incentive awards, the prospective level of total compensation, and the individual's responsibilities and ability to influence shareholder value.

   Based on these factors, the Committee granted the current CEO restricted stock awards in 1998 with vesting of the shares only if share prices exceed $15, $20 and $25 during a three-year period. These shares would have an effective exercise price of $0.00. Restricted stock awards to other named Executive Officers were determined in a similar fashion.

Policy Regarding Deductibility of Compensation

   Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company's CEO and to each of the other four most highly compensated Executive Officers. The Company generally may deduct compensation paid to such an officer only to the extent the compensation does not exceed $1 million during any fiscal year or is "performance based" as defined in Section 162(m). The Committee considers the net cost to Crown Vantage in making compensation decisions. While the Committee does not expect the Company's current compensation program will result in compensation of $1 million or more to any Executive Officer, the annual incentive plans and the Stock Option Plan have been designed to permit compensation paid thereunder to qualify as performance-based compensation for purposes of the Internal Revenue Code.

Compensation Committee Members

   George B. James, Chairman
   Joseph T. Piemont
   William D. Walsh
   Donna L. Weaver

PERFORMANCE GRAPH

   The following graph compares the cumulative total shareholder return on the Company's Common Stock with the S&P 500 Composite Stock Price Index and the S&P Paper and Forest Products Composite Index, for the period from August 28, 1995 (the date on which the Common Stock first traded) through year-end, assuming an initial investment of $100 and the reinvestment of all dividends.

                             [GRAPH APPEARS HERE]

Crown Vantage                $100.00           $100.00         $ 52.78       $ 31.48      $ 25.93     $  8.33
S & P 500                    $100.00           $100.00         $110.77       $136.21      $181.65     $233.56
S & P Paper & Forest         $100.00           $100.00         $ 88.77       $ 98.19      $105.28     $107.37
Products Group

                             CERTAIN RELATIONSHIPS
                           AND RELATED TRANSACTIONS

SPIN-OFF OF COMPANY BY FORT JAMES

   In connection with a restructuring, James River Corporation (now Fort James Corporation) ("Fort James") in August 1995 implemented the Spin-Off of certain of its assets. To provide financing for the Spin-Off, the Company's principal operating subsidiary, Crown Paper Co. ("Crown Paper") issued $250,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2005 and incurred $295 million (including $42 million under letters of credit) of initial borrowings under a $350 million Bank Credit Facility. The proceeds of these financings were (i) paid to Fort James as a return of its capital investment in the Company; and (ii) used to pay certain transaction expenses associated with the financings and the Distribution. In connection with the Spin-Off, Crown Vantage also issued to Fort James three 11.45% Senior Pay-in-Kind Notes due 2007 ("PIK Notes") in aggregate principal amount of $100,000,000. In September 1998, Fort James surrendered a total of $33,000,000 principal amount of PIK Notes to the Company in exchange for mutual releases of certain claims.

   Since the Spin-Off, the Company has operated independently of Fort James. However, in order to govern certain on-going relationships between the Company and Fort James and to provide mechanisms for an orderly transition, the Company and Fort James entered into a Contribution Agreement prior to the Spin-Off, which provides for, among other things, the principal corporate transactions that were required to effect the transfer of the Fort James assets to the Company, and the Distribution and certain related agreements and transition agreements. The related and transition agreements generally provide for the allocation of assets, resources, employees, benefit plans, taxes, liabilities and certain administrative and other services, and for the purchase and sale of products between the Company and Fort James. Generally, these agreements reduce or eliminate over time. In 1998, under all such agreements, the Company made payments to Fort James totaling approximately $33.1 million, and Fort James made payments to the Company totaling approximately $39.5 million. As discussed under "Election of Directors," Mr. Showalter, who is currently a Director and is nominated to continue as a Director of the Company, was an Executive Officer of James River before the Spin-Off. Mr. Showalter retired from James River effective December 31, 1995.

                            INDEPENDENT ACCOUNTANTS

   Ernst & Young LLP is the accounting firm selected by the Board of Directors to examine and report on the Company's financial statements for the 1998 and the 1999 fiscal years. It is expected that representatives of the firm will be present at the Meeting to make any statements they desire to make and to answer questions directed to them.


                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

   The Company has no present knowledge of any other matters to be presented at the Annual Meeting of Shareholders. If any other matters should properly come before the Meeting, and any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy with respect to any such other matter in accordance with their best judgment.


                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

   Any shareholder desiring to make a proposal to be acted upon at the 2000 Annual Meeting of Shareholders must present such proposal to the Secretary of the Company, whose address is 300 Lakeside Drive, Oakland, California 94612, not later than November 18, 1999, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. Any such proposal must meet the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

   The Company's Bylaws prescribe the procedure that a shareholder must follow to bring any business before an annual meeting of shareholders: The shareholder must be a shareholder of record entitled to vote on the matter and must give notice to the Secretary as specified in the Bylaws between January 2 and February 1 of the year in which the annual meeting is to occur, unless the date of such meeting has been moved more than 30 days from the meeting date specified in the Bylaws (the second or third Thursday in April), in which case the required notice should be given not less than 60 days before such meeting date, except that if the shareholder wants a proposal to be considered for inclusion in the Company's Proxy Statement, such proposal must be presented no later than November 18, 1999, as explained above. Each such shareholder's notice shall set forth as to each such matter (i) the name and address, as they appear on the Company's stock transfer books, of the shareholder proposing such business, (ii) the class and number of shares of stock of the Corporation beneficially owned by such shareholder, (iii) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to bring before the meeting the business specified in the notice, (iv) a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting and the reasons for wanting to conduct such business, (v) any material interest that the shareholder has in such business, and (vi) if applicable, certain other information concerning any director candidate to be nominated by the shareholder. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary at the Company's headquarters.


                                 ANNUAL REPORT

   A copy of the Annual Report of the Company for the fiscal year ended December 27, 1998, is being mailed to you with this Notice and Proxy Statement. No part of the Annual Report shall be regarded as proxy soliciting material.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 27, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY ANY SHAREHOLDER AFTER APRIL 1, 1999, FREE OF CHARGE, UPON WRITTEN REQUEST TO CROWN VANTAGE INC., ATTENTION: INVESTOR RELATIONS, 300 LAKESIDE DRIVE, OAKLAND, CALIFORNIA 94612, OR BY CALLING (510) 874-3400.

                                          By Order of the Board of Directors

                                          /S/ CHRISTOPHER M. MCLAIN

                                          Christopher M. McLain
                                          Secretary

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
There are three ways to vote your proxy                                              [   COMPANY #         ]
                                                                                     [   CONTROL #         ]
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE - TOLL FREE - 1-800-240-6326 - QUICK***EASY***IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are indicated above.
- Follow the simple instructions the Voice provides you.

VOTE BY INTERNET - www.eproxy.com/cvan/ - QUICK***EASY***IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week.
- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are indicated above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Crown Vantage, c/o Shareowner Services,/SM/ P.O. Box 64873, St. Paul, MN 55164-0873.


                If you vote by Phone or Internet, please do not mail your Proxy Card

                     [ARROW DOWN]        Please fold here          [ARROW DOWN]

-------------------------------------------------------------------------------------------------------
     SHARE AMOUNTS
-------------------------------------------------------------------------------------------------------

                           The Board of Directors Recommends a Vote FOR Item 1.
1. Election of directors:  01  James  03  Showalter  05  Watkinson  [_]  Vote FOR      [_]  Vote WITHHELD
                           02  Olah   04  Walsh      06  Weaver          all nominees       from all nominees
(Instructions:  To withhold authority to vote for any indicated      [                               ]
nominee, write the number(s) of the nominee(s) in the box provided   [                               ]
to the right.)                                                       [                               ]

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                                                                                                        ---

Address Change?  Mark Box [_]                                              Date: _______________________
Indicate changes below:
[                                                       ]       [                                               ]
[ Address Area                                          ]       [                                               ]
[                                                       ]
[                                                       ]       Signature(s) in Box
[                                                       ]       Please sign exactly as your name(s) appear on Proxy.
[                                                       ]       If held in joint tenancy, all persons must sign.
[                                                       ]       Trustees, administrators, etc., should include title
[                                                       ]       and authority. Corporations should provide full
[                                                       ]       name of corporation and title of authorized officer
[                                                       ]       signing the proxy.

[PROXY #                        ] [ACCOUNT #                            ] [ISSUE OR ISSUER #                           ]

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

                                                   CROWN VANTAGE INC.

                                             ANNUAL MEETING OF STOCKHOLDERS

                                                       11:00 a.m.
                                                Wednesday, April 28, 1999

                                                Kaiser Center Auditorium
                                                        2nd Floor
                                                   300 Lakeside Drive
                                                   Oakland, CA  94612

[LOGO]                                                                                                  proxy
---------------------------------------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 1999.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Item 1.

By signing the proxy, you revoke all prior proxies and appoint James S. Watkinson and Donna L. Weaver, each with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting to be held on April 28, 1999, and all adjournments thereof.


                                          See reverse for voting instructions.
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